UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TFS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2014 annual meeting of stockholders of TFS Financial Corporation (the “Company”) will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 20, 2014, at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors, each to hold office for a three-year term and until his successor has been duly elected and qualified;

2.	To conduct an advisory vote on the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2014; and

4.	To transact all other business that properly comes before the meeting.

Only stockholders of record at the close of business on December 23, 2013 will be entitled to notice of and to vote at the meeting or any adjournment thereof. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply complete, date and sign the available proxy card and return it to the Company. Alternatively, you may vote via telephone or over the Internet.

All stockholders of record entitled to vote at the annual meeting should receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability. The principal address of the Company is 7007 Broadway Avenue, Cleveland, Ohio 44105.

By order of the Board of Directors,

David S. Huffman

Secretary

January 6, 2014

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE AVAILABLE

PROXY CARD OR VOTE VIA TELEPHONE OR OVER THE INTERNET.

TFS FINANCIAL CORPORATION

7007 Broadway Avenue

Cleveland, Ohio 44105

PROXY STATEMENT

Our Board of Directors is providing this proxy statement to ask for your vote as a stockholder of TFS Financial Corporation (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our next annual meeting of stockholders, which will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 20, 2014, at 9:00 a.m., local time. We are making these proxy materials, along with our 2013 Annual Report to Stockholders, available to you electronically on or about January 6, 2014.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Stockholders?

At our annual meeting of stockholders, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of four directors, an advisory vote on the compensation of our named executive officers and a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2014. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, December 23, 2013, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting. As of the record date, the Company had outstanding 307,128,353 shares of common stock.

What if My Shares Are Held in the Third Federal Savings Associate Stock Ownership Plan or the Third Federal Savings 401(k) Savings Plan?

If you are a participant in the Third Federal Savings Associate Stock Ownership Plan (the “ASOP”) or the Third Federal Savings 401(k) Savings Plan (the “401(k) Plan”) and you own shares of our common stock through those plans, you have been provided voting instruction forms with respect to shares you may vote under those plans. Although the trustee or administrator for each plan votes all shares of our common stock held by that plan, each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. You must provide voting instructions to the trustee or administrator by February 15, 2014, for them to be effective. If you own shares of our common stock through either of these plans and do not provide voting instructions to the trustee or administrator by February 15, 2014, the respective trustee or administrator will vote the shares of common stock in accordance with the terms of the respective plans, which provide that the trustee or administrator will vote any shares of our common stock for which it has received no voting instructions in the same proportions as it votes the shares of our common stock for which it has received instructions from plan participants. You also may revoke previously given voting instructions prior to February 15, 2014, by filing with the trustee or administrator either written notice of revocation or a properly completed voting instruction form bearing a later date.

Who Can Attend the Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring to the annual meeting a copy of your brokerage statement reflecting your ownership of shares of our common stock as of the record date in order to be admitted.

When and Where Is the Meeting?

The meeting will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 20, 2014, at 9:00 a.m., local time. Parking is available in our visitor parking lot, which you can enter from Aetna Avenue.

What Constitutes a Quorum?

The presence at the meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. A broker non-vote occurs if your shares are held in “street name” by a broker or nominee and the broker or nominee reports your shares as non-votes because you did not provide your broker or nominee with voting instructions for your shares.

What Vote Is Required to Approve Each Proposal, Assuming that a Quorum Is Present at the Annual Meeting of Stockholders?

Proposal One: Election of Directors.  The four nominees for director who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count as votes for any nominee for director.

Proposal Two: Advisory Vote on Executive Compensation.  The Company is soliciting an advisory vote on the compensation of its named executive officers. See page 37 under “Proposal Two: Advisory Vote on Executive Compensation” for additional information. If a majority of the votes cast on this proposal are cast in favor of approval, the proposal will be approved. Abstentions will be treated as votes cast and will have the same effect as a vote against approval. Broker non-votes are not considered votes cast either for or against approval. While the Board of Directors intends to consider carefully the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

Proposal Three: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant.  The Audit Committee of the Board of Directors plans to reappoint Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2014, subject to the ratification of the appointment by our stockholders as required by our bylaws. See page 37 under “Proposal Three: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant” for additional information. If a majority of votes cast on this proposal are cast in favor of approval, the proposal will be approved. Abstentions will be treated as votes cast and will have the same effect as a vote against ratification. Broker non-votes are not considered votes cast and will not be counted either for or against ratification.

How Does Third Federal Savings and Loan Association of Cleveland, MHC Intend to Vote Its Shares?

All stockholder votes will include the vote of Third Federal Savings and Loan Association of Cleveland, MHC, which, as of December 23, 2013, owned 227,119,132 shares, or 73.9%, of our outstanding common stock. As such, the vote of Third Federal Savings and Loan Association of Cleveland, MHC will be determinative of the outcome of any vote or election. Third Federal Savings and Loan Association of Cleveland, MHC intends to vote for the election of the Board of Directors’ four nominees for director, to vote for the proposal to approve the compensation of our named executive officers, to vote for ratification of the selection of Deloitte & Touche LLP, and to vote in accordance with the recommendation of the Board of Directors on any other matter that properly comes before the meeting.

How Do I Vote?

You may cast your vote in person at the meeting or in any one of the following ways:

By Telephone:  You may call the toll-free number printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been recorded properly. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return a proxy card.

Over the Internet:  You may visit the web site printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been recorded properly. Internet voting is available 24 hours a day. If you vote over the Internet, you should not return a proxy card.

By Mail:  You may mark, sign and date the accompanying proxy card and return it to the address provided on the proxy card.

If you sign, date and return the accompanying proxy card or vote by telephone or via the Internet, the shares of common stock represented by your proxy will be voted as you specify. If you return a signed and dated proxy card, but do not indicate how your shares of common stock should be voted, the shares of common stock represented by your proxy will be voted to elect the directors set forth under the caption “Election of Directors,” for the proposal to approve the compensation of our named executive officers and for ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2014.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker or other nominee, the broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not provide your broker or other nominee instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on any of the matters discussed herein, and your shares will not be voted with respect to those matters. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. You should direct the vote of your shares by following the instructions provided on the voting instructions card you received from your broker or other nominee and return the voting instructions card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.

May I Revoke My Proxy or Change My Vote?

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Stockholders, by submitting another timely, later-dated vote by telephone or Internet or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting alone will not be sufficient to revoke your previously-granted proxy or vote. Beneficial stockholders may revoke any prior voting instructions by contacting the broker or other nominee that holds their shares prior to the deadline provided in the voting instructions received from your broker or other nominee.

How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and associates of the Company may solicit proxies in person, by telephone or by facsimile. These officers and associates will not receive any additional compensation for their participation in the solicitation process.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, each consisting of a number of directors as nearly equal as possible. The total number of directors is currently fixed at ten. The directors in each class are elected for terms of three years so that the term of office of one class of directors expires at each annual meeting of stockholders. At this annual meeting of stockholders, the stockholders will consider the election of four directors each for a three-year term expiring in 2017, and until his successor is elected and qualified. The current terms of office of Robert B. Heisler, Jr., William C. Mulligan, Terrence R. Ozan and Paul W. Stefanik will expire on the day of this annual meeting of stockholders. The Board of Directors has nominated each of these incumbent directors for election at the annual meeting of stockholders. At the meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Robert B. Heisler, Jr., William C. Mulligan, Terrence R. Ozan and Paul W. Stefanik.

If for any reason any of the nominees is unable to serve as a director at the time of the election (which is not expected), the shares of common stock represented by your proxy will be voted for the election of a substitute nominee recommended by the Board of Directors, acting as our nominating committee, if the Board makes any such recommendation. The following table sets forth information regarding our directors:

Name	Age	Position(s) Held in TFS Financial Corporation	Director Since	Term of Office Expires
Nominees for Director

Robert B. Heisler, Jr.	65	Director	2011	2014
William C. Mulligan	60	Director	2007	2014
Terrence R. Ozan	67	Director	2011	2014
Paul W. Stefanik	89	Director	1993	2014

Directors Continuing in Office

Anthony J. Asher	75	Director	2008	2015
Martin J. Cohen	60	Director	2006	2016
Robert A. Fiala	60	Director	2005	2016
Bernard S. Kobak	85	Director	1993	2015
Ben S. Stefanski III(1)	41	Director	2010	2015
Marc A. Stefanski	59	Chairman of the Board, President, Chief Executive Officer and Director	1987	2016

(1) Ben S. Stefanski III is the nephew of Marc A. Stefanski.

The Board of Directors recommends that stockholders vote FOR the nominees for election set forth above.

Business Experience of Each Nominee for Director

Robert B. Heisler, Jr. retired as the Dean of Kent State University’s Business School in October of 2011, a position he had held since 2008. Prior to that appointment, he served as a Special Advisor to the University President. Mr. Heisler retired as Chairman of KeyBank, N.A. in 2007 after 37 years in the banking industry. Prior to his role as Chairman, Mr. Heisler served as Senior Managing Director of Key Capital Partners and held various positions throughout the organization, overseeing investment banking, brokerage, asset management, private banking and investment research. Mr. Heisler is a director of FirstEnergy Corp., The J.M. Smucker Company and Myers Industries and holds leadership positions in many Northeast Ohio community organizations. Mr. Heisler’s extensive business and banking experience enhances the risk management and oversight functions of the Board and is important to his service on the Board and the Directors Risk Committee.

William C. Mulligan has served as a managing director of Primus Capital Funds, a private equity firm, since 1987. Mr. Mulligan joined Primus Capital Funds in 1985 from McKinsey & Company, Inc., an international management consulting firm. Mr. Mulligan serves as a director of several private companies and one public company, Universal Electronics, Inc. Mr. Mulligan’s exposure to a wide range of companies and strategic acquisitions provides extensive business, financial and risk management skills that are important to his service on the Board and the Audit and Compensation Committees.

Terrence R. Ozan serves on the board of directors of Capgemini, Cohesant Inc. and a privately held chemical manufacturer and supplier. Mr. Ozan served as Chief Executive Officer of North American operations and was an executive member of the Capgemini Global Management Committee prior to his retirement in 2003. Prior to the formation of Capgemini in 2000, Mr. Ozan was the Chief Executive Officer of worldwide consulting services for Ernst & Young and served on various boards and governance committees. In his nearly 30-year career at Ernst & Young, Mr. Ozan also directed many different domestic business units of the organization. Mr. Ozan’s extensive business and finance experience enhances the risk management and oversight functions of the Board and is important to his service on the Board and the Directors Risk Committee.

Paul W. Stefanik worked for Third Federal Savings and Loan for 30 years prior to his retirement in 1993. In 1987, Mr. Stefanik was appointed Executive Vice President of Branch Administration, a position he held until his retirement. Mr. Stefanik’s many years of service in various areas of Third Federal Savings and Loan bring knowledge of the financial, operational and regulatory challenges faced by the Company and are important to his service on the Board and the Audit Committee.

Business Experience of Each Continuing Director

Anthony J. Asher is the Chairman of Weston, Inc., a real estate ownership firm that is one of the largest industrial property owners in the Cleveland, Ohio area, which Mr. Asher founded in 1971. Mr. Asher also founded one of the largest title agencies in the Cleveland area. This experience, combined with his background as an entrepreneur, provides invaluable skills used in his service on the Board and the Audit and Compensation Committees.

Martin J. Cohen has been a managing partner of H & M Management Company, a real estate management company, since 1975 and is manager and part owner of eight apartment complexes. He has managed and owned other commercial and single family properties. Mr. Cohen also has previous financial-related experience in the banking industry and has maintained leadership positions in various trade and community organizations. These skills provide a useful resource in his service on the Board and the Audit Committee.

Robert A. Fiala is president of the architecture firm ThenDesign, which he founded in 1989. He is also a member of the Willoughby, Ohio, City Council, where he currently serves as Council Vice President. Mr. Fiala is a current and past board member of several local nonprofit institutions. Mr. Fiala’s management and business experience in operating his own company and his extensive civic and community responsibilities bring extensive knowledge and business acumen, as well as knowledge of the local community served by the Company, to his service on the Board and the Compensation Committee.

Bernard S. Kobak joined Third Federal Savings and Loan in 1958 and served as Executive Vice President from 1963 until 1998. Mr. Kobak served as Secretary to the Board from 1960 until 2010. Mr. Kobak’s many years of service in various areas of Third Federal Savings and Loan bring knowledge of the financial, operational and regulatory challenges that the Company faces.

Ben S. Stefanski III is currently Director of Direct Sales at Patagonia, Inc., a $600 million outdoor retail company. Mr. Stefanski has been employed by Patagonia, Inc. since 2001 and has led a number of teams, including Patagonia, Inc.’s call centers and inventory groups. Mr. Stefanski has previously served on the board of the Third Federal Foundation. He is the nephew of Marc A. Stefanski and grandson of Ben and Gerome Stefanski, the founders of Third Federal Savings and Loan. Mr. Stefanski provides a retail business perspective that is important to his service on the Board and the Directors Risk Committee.

Marc A. Stefanski joined Third Federal Savings and Loan in 1982 and was elected Chairman of the Board and Chief Executive Officer in 1988, succeeding his father in these positions. He was elected President of Third Federal Savings and Loan and the Company in 2000. Mr. Stefanski’s parents, Ben and Gerome Stefanski, founded Third Federal Savings and Loan in 1938. Mr. Stefanski’s values, leadership skills, extensive experience overseeing the growth of Third Federal Savings and Loan and the Company and extensive knowledge of the industry, the Company and the community are considered valuable assets to the Board of Directors.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended September 30, 2013, the Board of Directors met 10 times and the board of directors of Third Federal Savings and Loan, which consists of the same directors as the Board of Directors, met 12 times. During the fiscal year ended September 30, 2013, no director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which the director served. The Company anticipates that all of its directors will attend the annual meeting of stockholders. All directors serving at the time of last year’s annual meeting attended that meeting. The Board of Directors has established various standing committees, including an Audit Committee, Compensation Committee, Executive Committee and Directors Risk Committee. The full Board of Directors acts as the Company’s nominating committee.

Independent Directors

A majority of the members of the Board of Directors and all members of the Audit Committee, Compensation Committee and Directors Risk Committee are independent, as affirmatively determined by the Board of Directors consistent with the criteria set forth in the listing rules of the NASDAQ Stock Market, LLC (“NASDAQ”).

The Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, the Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests had with the Company and its subsidiaries.

As a result of this review, the Board of Directors affirmatively determined that nominees Messrs. Heisler, Mulligan, Ozan and Stefanik and continuing directors Messrs. Asher, Cohen, Fiala and Stefanski III are independent. The Board of Directors determined that Messrs. Stefanski and Kobak are not independent because they are associates of the Company.

Board Leadership Structure and Risk Oversight

Pursuant to the Company’s bylaws, the Board of Directors is responsible for the selection of a Chairman of the Board and a President of the Company, and may further designate the Chairman of the Board as an officer. Mr. Stefanski currently serves as our Chairman of the Board, President, and Chief Executive Officer. The Board of Directors believes that this structure provides the optimal leadership model for us. Combining the Chairman of the Board and President and Chief Executive Officer roles fosters accountability, effective decision-making and alignment of interests of the Board of Directors and management. Mr. Stefanski also is able to use the in-depth focus and perspective gained in his executive function to assist the Board of Directors in addressing both internal and external issues affecting the Company. This structure also allows a single person to act as a spokesperson for the Company and to represent and speak on our behalf to our customers, employees and regulators. It also best leverages Mr. Stefanski’s unique attributes and heritage as his family’s name and history are an important part of our brand image.

While the Board of Directors does not have a lead independent director, it feels that having a majority of independent directors, a discrete and independent committee system and periodic meetings of non-management directors in executive session permit the Board to maintain effective oversight of the Company’s management. The Board of Directors periodically reviews its leadership structure to ensure that it meets the Company’s needs.

The Board of Directors monitors the risks inherent in the Company’s business model and internal operations, including risk relating to changes in interest rates, risk relating to the Company’s investments, risk relating to the Company’s lending activities and risk arising from the Company’s compensation policies and practices.

Because a majority of the Company’s assets and liabilities are monetary in nature, the Company’s most significant form of risk, and thus the risk most important to manage, is interest rate risk. In general, our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, the Directors Risk Committee of the Board of Directors has established risk management guidelines and directed the formation of an Asset/Liability Management Committee consisting of members of management. The Directors Risk Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, and for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives. The Asset/Liability Management Committee is responsible for managing this risk consistent with the guidelines approved by the Directors Risk Committee. The Asset/Liability Management Committee meets quarterly, and more frequently if necessary, and provides reports of its proceedings to the Directors Risk Committee.

The Company is also exposed to risk from the assets in which it invests. As part of its risk oversight, the Directors Risk Committee is responsible for establishing and overseeing the Company’s investment policy, which is reviewed at least annually by management, and any changes to the policy are subject to approval by the Directors Risk Committee. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with our interest rate risk management strategy. Third Federal Savings and Loan also maintains an Investment Committee made up of members of management, which oversees investing activities and strategies and policies. The management Investment Committee meets quarterly, or more frequently as necessary, and provides reports of its proceedings to the Directors Risk Committee.

A third category of risk to which the Company is exposed is risk from its lending activities. As part of its risk oversight, the Board of Directors has established underwriting standards and loan origination procedures, including loan approval limits. The Board of Directors has delegated authority to its Executive Committee to review and delegate authority to certain individuals of the Company to consider and approve loans within their designated authority.

In addition, the Directors Risk Committee oversees the Company’s risk management processes and has responsibilities with respect to risk management oversight, including responsibilities with respect to interest rate, investing and lending risk. Although it does not directly supervise the Company’s Investment Committee or Asset/Liability Management Committee, the Directors Risk Committee is responsible for the regular review of their guidelines, policies and deliberations. The Directors Risk Committee also reviews the Company’s strategies, policies and practices to identify, assess, report and manage other risk exposures and considers similar risk assessments presented to it by the Company’s internal management risk committee.

The Audit Committee is also involved in the risk management process. The Audit Committee annually reviews and approves the processes used by our internal audit department in developing our annual risk assessment, discusses any areas of high risk identified during an audit, inquires into significant risks facing the Company, and discusses independently with management the Company’s policies with respect to risk assessment and risk management.

As part of our incentive compensation program, the Compensation Committee has discretion to reduce the amount payable from the incentive pool based on the results of our on-going enterprise-wide risk assessment. In addition, the Company uses only non-commissioned associates to gather loan applications and underwrite and process loan requests. These measures are designed to reduce incentives for employees to cause the Company to take undue risk.

The Compensation Committee and management have assessed our compensation policies and practices and do not believe that they are reasonably likely to have a material adverse effect on the Company.

Executive Session

The non-management members of the Board of Directors meet periodically in executive session.

Committee Membership and Roles

The following table provides details with respect to committee membership and roles as of September 30, 2013:

	Audit(1)			Compensation	Directors Risk	Executive	Nominating
Anthony J. Asher	☑			☑			☑
Martin J. Cohen	☑						☑
Robert A. Fiala				☑ (2)			☑
Robert B. Heisler, Jr.					☑ (2)		☑
Bernard S. Kobak						☑	☑
William C. Mulligan	☑	(2	)(3)	☑		☑	☑
Terrence R. Ozan					☑		☑
Paul W. Stefanik	☑						☑
Marc A. Stefanski						☑ (2)	☑
Ben S. Stefanski III					☑		☑

(1) The Audit Committee also serves as our Qualified Legal Compliance Committee.

(2) The Committee chairperson.

(3) Mr. Mulligan also serves as our “audit committee financial expert.”

Audit Committee

The Audit Committee consists of Messrs. Mulligan (Chairman), Asher, Cohen and Stefanik. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board of Directors. The Audit Committee also serves as our Qualified Legal Compliance Committee. Each member of the Audit Committee is independent under the NASDAQ listing rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Mulligan is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee met five times during the fiscal year ended September 30, 2013.

A current copy of the Audit Committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Compensation Committee

The members of the Compensation Committee of the Board of Directors (the “Committee”) are Messrs. Fiala (Chairman), Asher and Mulligan. Each member of the Compensation Committee is independent under the NASDAQ listing rules. All three members of the Committee served on the Committee throughout the fiscal year ended September 30, 2013, during which the Committee held nine meetings.

The Committee is responsible for assisting the Board of Directors in the following areas:

•

Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers and ensuring those goals are aligned with the Company’s short- and long-term objectives;

•	Reviewing, at least annually, the structure of and compensation opportunities available under the Company’s executive and associate compensation plans in light of the Company’s goals and objectives;

•	Evaluating the risks arising from the Company’s compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company;

•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•

Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•	Reviewing and approving grants and awards to the executive officers and other participants under equity-based compensation plans, based on achievement of pre-determined goals and objectives;

•	Reviewing and approving compensation for members of the Board of Directors and any of its committees; and

•	Reviewing and approving any employment agreement or severance agreement to be made with any existing or prospective executive officer of the Company.

The Committee engages an independent compensation consultant to assist in the design of the Company’s compensation program and the review of its effectiveness.

A copy of the Committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Directors Risk Committee

The Directors Risk Committee consists of Messrs. Heisler (Chairman), Ozan and Stefanski III. The Directors Risk Committee is responsible for providing oversight and monitoring relating to our risk management practices, procedures and tolerances. The Directors Risk Committee held four meetings during the fiscal year ended September 30, 2013.

A copy of the committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Executive Committee

The Executive Committee, which currently consists of Messrs. Stefanski (Chairman), Kobak and Mulligan, possesses the power of the Board of Directors during intervals between meetings of the Board of Directors in order to address various items, including approval of various policies and guidelines and significant agreements and contracts. The Executive Committee does not possess the power to fill vacancies on the Board of Directors or any Board of Directors committees. The Executive Committee held 12 meetings during the fiscal year ended September 30, 2013.

Nominating Committee

The Board of Directors has determined that the Company is a “controlled company”, as defined in the NASDAQ corporate governance rules, because Third Federal Savings and Loan Association of Cleveland, MHC currently owns more than 50% of our common stock. Therefore, the full Board of Directors acts as our nominating committee and does not have a separate nominating committee charter. The Board of Directors met twice in this capacity during the fiscal year ended September 30, 2013. In that capacity, the Board of Directors recommended a slate of nominees for election by stockholders at the Company’s 2014 annual meeting of stockholders.

As set forth in our Policy and Procedures for Stockholder Recommendations for Director Candidates (the “Policy”), the Board of Directors will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Board of Directors’ consideration, a stockholder may submit the candidate’s name, qualifications and other pertinent information required by the Policy to the Company’s Secretary at the following address: 7007 Broadway Avenue, Cleveland, Ohio 44105. To be timely, the submission must be received by the Secretary at least 150 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.

Under our bylaws, no nomination for director, except one made by the Board of Directors, will be voted upon unless the nomination is made in writing and delivered to the Company’s Secretary at least 30 days prior to the date of the annual meeting. Upon delivery, a nomination will be posted in a conspicuous place in each office of the Company. Ballots bearing the names of all persons nominated by the Board of Directors and by stockholders will be provided for use at the annual meeting. If the Board of Directors fails or refuses to act in regard to nominations for directors at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any holder of shares of common stock entitled to vote, and will be voted upon.

The Board of Directors has recommended for election each of the nominees identified in “Proposal One: Election of Directors” on page 4.

A current copy of the Policy is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.

The Board of Directors has not established specific minimum qualifications that a candidate must have in order to be recommended for election to the Board of Directors. However, in determining qualifications for new directors, the Board of Directors will consider a potential director’s qualification as independent under the NASDAQ listing rules, as well as his or her age, skill and experience in the context of the needs of the Board of Directors. While the Board of Directors does not have a specific policy with regard to its consideration of diversity of its members, diversity is one of many factors taken into account when considering potential candidates to serve on the Board of Directors.

When evaluating a candidate, the Board of Directors considers those attributes most likely to serve the interests of the Company and its stockholders. Those characteristics among members of the Board of Directors will ideally reflect a balance of professional and personal backgrounds that contribute to the Board of Directors’ performance of its functions in the highly competitive and closely regulated industry in which the Company operates. If the Board of Directors believes that a potential candidate may be an appropriate nominee to the Board, the Board will seek to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about the Company, the Board of Directors and its governance practices.

Code of Conduct and Code of Ethics

The Company has adopted policies governing the activities of both the Company and Third Federal Savings and Loan, including a code of conduct and a code of ethics for senior financial officers. The code of conduct applies to all associates and directors, and addresses conflicts of interest, the treatment of confidential information, general associate conduct and compliance with applicable laws, rules and regulations. The code of ethics for senior financial officers applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, and addresses adherence to standards of integrity and professionalism when conducting and reporting the Company’s financial affairs. In addition, the codes are designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The codes are posted on the Company’s website, www.thirdfederal.com, under “Investor Relations.” Any waiver of any provision of either code granted to an executive officer or director may be made only by the Board of Directors. There were no waivers granted during fiscal year 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company’s independent accountant is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has:

•	Reviewed and discussed with management the audited financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2013;

•

Discussed with the Company’s independent accountant the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from the Company’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2013, be included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”).

Audit Committee

William C. Mulligan, Chairman

Anthony J. Asher

Martin J. Cohen

Paul W. Stefanik

EXECUTIVE COMPENSATION

Executive Summary

The Company experienced positive movement in many of its loan performance measures during fiscal year 2013, allowing our net income to rise to its highest level since 2005. While the housing market has yet to fully recover from the effects of the last few years and many economic challenges remain, we saw a dramatic decrease in our loan loss provision and charge-offs for the year. For fiscal year 2013, our net income was $56.0 million, which is an increase of $44.5 million from the net income in fiscal year 2012. This increase is largely the result of a lower provision for loan losses and increases in net interest income and gain on sale of loans, partially offset by higher non-interest expenses.

The Company continues to review and refine, as necessary, its compensation plans and programs in an effort to enable those plans and programs to support the achievement of the Company’s strategic goals and link the payouts made to executive officers with the Company’s financial performance. Among other positive practices the Company has adopted, the Company:

•	Awards any annual performance-based cash bonus based on the Company’s net income (subject to certain adjustments), a key metric of Company performance and indicator of stockholder return;

•	Undertakes a risk assessment analysis in determining the annual performance-based cash bonus, which provides for downward adjustment of the bonus pool available to named executive officers; and

•	Does not maintain employment or severance agreements with any of the named executive officers.

Compensation Discussion and Analysis

Overview

The following discussion and analysis should be read in conjunction with the information presented in the compensation and award tables, the footnotes to those tables and the related disclosures appearing later in this proxy statement. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal year ended September 30, 2013. The Committee engages an independent compensation consultant, Exequity LLP (the “Compensation Consultant”), to advise it on the Company’s compensation programs. The Committee has reviewed the independence of the Compensation Consultant and does not believe that the services provided by the Compensation Consultant raise any conflicts of interest.

The tables and related disclosures that follow cover the following individuals, whom we refer to as our named executive officers:

•	Marc A. Stefanski, Chairman of the Board, President and Chief Executive Officer;

•	David S. Huffman, Chief Financial Officer and Secretary;

•	Meredith S. Weil, Chief Operating Officer, Third Federal Savings and Loan;

•	Ralph M. Betters, Chief Information Officer, Third Federal Savings and Loan; and

•	Terence C. Paulett, Chief Risk Officer, Third Federal Savings and Loan.

Each of the named executive officers is an officer of the Company and is employed by Third Federal Savings and Loan. Of the total compensation paid to each named executive officer, a portion of such compensation is allocated as being paid by the Company while the remainder is allocated as being paid by Third Federal Savings and Loan. All discussion of compensation paid to the named executive officers refers to the combined amount of compensation paid by the Company and Third Federal Savings and Loan.

The compensation and benefits payable to the Company’s directors and executive officers are established by or under the supervision of the Committee. The Committee currently consists of three members, Robert A. Fiala (Chairman), Anthony J. Asher and William C. Mulligan, each of whom is an independent director within the meaning of the NASDAQ listing rules, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The purposes of the Committee, among others, are to discharge the Board of Directors’ responsibilities relating to compensation of the Company’s directors and executive officers and to approve and evaluate the director and executive officer compensation plans, policies and programs of the Company. The Committee’s charter provides that the Committee will generally meet quarterly or as needed. During fiscal year 2013, the Committee held nine meetings. The agenda for each meeting is established by the Chairman of the Committee. The Committee frequently invites members of senior management and outside advisors, as necessary, to report on matters of interest to the Committee and to participate as requested in its deliberations. In addition, the Committee meets in executive session without management at each meeting.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our named executive officers and other executives, the Committee is guided by the following philosophies and objectives:

•

We must attract, retain and motivate superior associates, including executives, for our flat business structure to be effective. Our flat business structure is intended to provide a framework for effective and prompt decision making, associate job satisfaction, the sharing of resources and the ability to respond quickly to changes in the marketplace.

•

Our compensation program should be competitive and comprehensive, consist of base salary, annual incentives, long-term incentives and benefits, and support our operating strategy of emphasizing teamwork and personal and professional enhancement through efficiency and cross-training our associates throughout the Company.

•

Our compensation program should motivate and reward our executives for sustained performance through the use of performance-based cash and equity compensation tied to short, intermediate and long-term goals designed to facilitate the achievement of the Company’s business objectives and the enhancement of stockholder value.

•	Our compensation program should be designed to eliminate any incentive for our executive officers to cause the Company to take undue risk.

Compensation Setting Process

We manage our business with a long-term view. Considerations that we evaluate carefully in our effort to design a compensation program that is in the best interests of the Company and its stockholders include, without limitation, the Company’s financial performance, conditions in our industry and compensation features necessary to attract and retain superior executives, including competitive considerations in our industry.

On an annual basis, the Committee reviews and recommends compensation levels for executive officers based on the considerations described above.

For fiscal year 2013, the Committee retained the Compensation Consultant to assist the Committee in its compensation review. The Committee reviewed pay information for two comparator groups. The first group of 17 company peers was similar to the group used in fiscal year 2012. The companies included in this comparator group reflect the current market of publicly traded thrifts and mortgage financing companies with assets ranging from $4 billion to $33 billion. (The Company’s assets at September 30, 2013 were $11.3 billion.) The companies included in the first comparator group for fiscal year 2013 were as follows:

• BankUnited, Inc.	• Flushing Financial Corporation
• Beneficial Mutual Bancorp Inc.	• Investors Bancorp, Inc.
• Capitol Federal Financial Inc.	• Northwest Bancshares Inc.
• Dime Community Bancshares Inc.	• People’s United Financial Inc.
• Doral Financial Corp.	• Provident Financial Services, Inc.
• EverBank Financial Corp.	• Trustco Bank Corp. NY
• FirstMerit Corporation	• Washington Federal, Inc.
• First Niagara Financial Group, Inc	• WSFS Financial Corp.
• Flagstar Bancorp Inc.

In order to obtain more robust competitive information and relevant data, the Committee also reviewed pay information for a second comparator group consisting of 23 publicly traded thrifts and mortgage financing companies with assets ranging from $10 billion to $20 billion. The companies included in the second comparator group for fiscal year 2013 were as follows:

• Astoria Financial Corporation	• Investors Bancorp, Inc.
• BancorpSouth, Inc.	• PrivateBancorp, Inc.
• Bank of Hawaii Corporation	• Susquehanna Bancshares, Inc.
• BankUnited, Inc.	• SVB Financial Group
• Cathay General Bancorp	• TCF Financial Corporation
• First BanCorp (Puerto Rico)	• UMB Financial Corporation
• FirstMerit Corporation	• Umpqua Holdings Corporation
• Flagstar Bancorp Inc.	• Valley National Bancorp
• Fulton Financial Corporation	• Washington Federal, Inc.
• Hancock Holding Company	• Webster Financial Corporation
• IBERIABANK Corporation	• Wintrust Financial Corporation
• International Bancshares Corporation

The Committee does not benchmark the named executive officers’ compensation against the comparator groups. For example, the Committee does not set compensation for our executives at a pre-determined level in relation to the group, such as the median level of compensation reported by the group, or by applying a formula to the compensation reported by the group. Instead, as the first step in the compensation setting process, the Committee reviews the compensation data for the comparator groups to assess the competitiveness of the Company’s compensation programs and its ability to achieve the objectives of its compensation programs.

In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation. The Committee believes that the total compensation opportunity available to executive officers should consist of base salary, performance-based cash bonuses, long-term incentives, retirement and other executive benefits, and perquisites. The Committee has no mandatory policy for the allocation among base salary, short-term performance-based cash bonuses, and long-term incentives. The named executive officers continue to hold restricted stock units and stock options granted in prior years that create a strong link between executive compensation and long-term stockholder value creation and encourage long-term retention. To motivate and reward current-year performance, a significant percentage of total earnable cash compensation for the Company’s executive officers, including the named executive officers, during fiscal year 2013 was allocated to annual performance-based cash bonus awards.

As part of the compensation-setting process, the Committee reviews with Mr. Stefanski the compensation data for his direct reports and considers Mr. Stefanski’s recommendations for them. Mr. Stefanski’s review attributes significant weight to how the named executive officers performed as a team, rather than simple individual performance, because of the Company’s culture of rewarding teamwork. As a result, internal pay equity plays a significant role in the Committee’s analysis of compensation for the named executive officers (other than Mr. Stefanski, as explained below) and its final determination of compensation. In making its final determinations, the Committee was less focused on market pay for each individual executive officer (other than Mr. Stefanski), and more focused on how the aggregate pay of the named executive officers (other than Mr. Stefanski) compared to aggregate market values.

As Chairman and Chief Executive Officer, Mr. Stefanski’s compensation is significantly higher than that of the other named executive officers because of his scope of responsibility, his tenure and experience with the Company and his impact on the performance of the Company. Mr. Stefanski also is an integral part of our marketing campaign as spokesman, and his family’s name is an important part of our brand image.

Elements of Compensation

The following elements were included in our compensation program for named executive officers during fiscal year 2013:

Element of Compensation	Description	Key Objectives Promoted

Annual Compensation
• Base Salary	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	Designed to be market competitive and enable the Company to attract and retain talented associates.

• Annual Performance-based Cash Bonuses for Named Executive Officers	Variable cash bonuses. Bonuses for the named executive officers are based on the net income of the Company, adjusted for certain pre-identified factors deemed to be beyond the executives’ control, and subject to reductions based on changes in certain risk factors of the Company over the fiscal year.	Designed to motivate and reward achievement of short-term financial, operational and strategic business goals.

Long-Term Compensation
• Stock Options	Right to purchase common stock at a set price for a period of time after the right vests.	Designed to be market competitive, motivate and reward achievement of stock price growth, and align associates’ interests with those of the Company’s stockholders. Also designed to retain executives.

• Restricted Stock Units	Units representing a right to receive shares of common stock that vest as a result of continued employment for a stated period of time.	Designed to retain executives, motivate and reward achievement of stock price growth and align associates’ interests with those of the Company’s stockholders.

Element of Compensation	Description	Key Objectives Promoted

Other Compensation Elements
• Third Federal Savings 401(k) Plan	A 401(k) retirement savings plan that enables associates to defer up to 75% of their compensation with a Company matching contribution of up to 4% of an associate’s contributions. The 401(k) Plan also provides profit sharing contributions as determined by the Board, but no profit sharing contributions were made in fiscal year 2013. The Company also may make discretionary contributions, as determined by the Board, to the 401(k) Plan on behalf of eligible associates. In fiscal year 2013, the Company made discretionary contributions to the 401(k) Plan equal to 2.5% of each eligible associate’s base salary.	Designed to be market-competitive and enable the Company to attract and retain talented associates.

• Benefit Equalization Plan	A retirement savings plan that enables executives to defer a portion of their cash compensation and provides Company matches and profit sharing contributions that would have been payable under the 401(k) Plan, but for certain limits established by law.	Designed to enable the Company to attract and retain talented executives.

• Associate Stock Ownership Plan	A plan that enables our associates to acquire shares of common stock of the Company. Pursuant to the plan, every eligible associate, including each executive, receives an equal number of shares of common stock on an annual basis.	Designed to help align associates’ interests with those of the Company’s stockholders.

• Other Benefits	Health, life and disability insurance benefits.	Designed to be market-competitive and enable the Company to attract and retain talented associates.

• Perquisites	Personal benefits provided to executives, such as financial, retirement and estate planning programs, a personal health management program, home security and a company car program.	Designed to be market competitive and to facilitate executive’s attention to the Company’s business.

Base Salary.  The Company defines base salary as a “fixed” rate of pay that associates, including the named executive officers, receive in exchange for sustained performance of job duties and responsibilities over time. Base salary is intended to enable the Company to attract and retain the highest quality professionals in their fields. The Company reviews the base salary of its executive officers annually. The Company did not adjust the base salaries of the named executive officers for fiscal year 2013. The base salary for each named executive officer was:

Named Executive Officer	Base Salary
Marc A. Stefanski	$1,080,000
Meredith S. Weil	$450,000
David S. Huffman	$400,000
Ralph M. Betters	$372,265
Terence C. Paulett	$220,000

Annual Performance-based Cash Bonuses for Named Executive Officers.  Under the Company’s Management Incentive Compensation Plan, the named executive officers listed in the table above were eligible to receive annual performance-based cash bonuses in fiscal year 2013. The potential bonuses under this plan are correlated directly to the net income of the Company during the applicable annual period, subject to certain adjustments. This plan is intended to provide an incentive for superior performance and payout amounts that are competitive with the market.

For fiscal year 2013, the bonuses under the Management Incentive Compensation Plan were based primarily upon objective criteria. This plan was structured to satisfy the requirements for the “performance-based compensation” exception to the $1,000,000 limitation on deductibility of compensation under Section 162(m) of the Code.

Under this plan for fiscal year 2013, net income was adjusted to eliminate the effect, positive or negative, of (i) unexpected events outside the control of the named executive officers relating to taxes, regulatory assessments and pension or medical coverage charges and (ii) changes in accounting principles. Additional information regarding the adjustments made to net income for bonus purposes for fiscal year 2013 is included in the table on page 16.

The amount of adjusted net income of the Company was used to establish an “incentive pool” that is distributable to the named executive officers. Adjusted net income targets and the percentage of net income payable into the incentive pool are determined based upon the Company’s budget for the upcoming year. For fiscal year 2013, if adjusted net income for the annual period was less than $5 million, then an incentive pool would not be created and no bonuses would be payable; if adjusted net income for the annual period equaled or exceeded $5 million, the incentive pool would be calculated as the sum of the following:

•	Five percent (5%) of the first $5 million of adjusted net income;

•	Five and one-half percent (5.5%) of the second $5 million of adjusted net income;

•	Six percent (6%) of the next additional $5 million of adjusted net income;

•	Six and one-half percent (6.5%) of the next additional $5 million of adjusted net income;

•	Seven percent (7%) of the next additional $5 million of adjusted net income;

•	Seven and one-half percent (7.5%) of the next additional $5 million of adjusted net income;

•	Eight percent (8%) of the next additional $10 million of adjusted net income;

•	Seven percent (7%) of the next additional $5 million of adjusted net income;

•	Six percent (6%) of the next additional $5 million of adjusted net income;

•	Five percent (5%) of the next additional $5 million of adjusted net income; and

•	Three percent (3%) of any adjusted net income in excess of $55 million.

The Committee determined that for fiscal year 2013, the incentive pool would be distributed to the named executive officers with the following percentages:

Named Executive Officer	Percentage of Incentive Pool
Marc A. Stefanski	49.6%
Meredith S. Weil	15.5%
David S. Huffman	13.8%
Ralph M. Betters	12.8%
Terence C. Paulett	8.3%

The percentage of the incentive pool allocated to each participant was based on the Committee’s judgment in reviewing market data for the executive positions, the executives’ salaries, and the desire to support the Company’s culture of rewarding teamwork. As such, the Committee established a relationship of desired annual bonuses as a percentage of base salary that would be awarded each executive. Mr. Stefanski’s direct reports were ascribed a share of the bonus pool proportionate to their respective base salaries. Thus, the pool allocation would provide each executive with an annual performance-based bonus that represented the same percentage of his or her base salary earned during the period as the percentage for each other executive. Given Mr. Stefanski’s role with the Company and reflecting relevant market data, Mr. Stefanski’s portion of the pool was established to deliver 133% of the amount received by his direct reports when stated as a percentage of base salary. Thus, if each of Mr. Stefanski’s direct reports were to receive a bonus of 10% of base salary, Mr. Stefanski would receive a bonus of 13.5% of base salary.

The maximum bonus that could be paid to a named executive officer for fiscal year 2013 was $3,000,000.

In determining the actual bonus payment to be made to the named executive officers, the Committee has discretion to reduce the amount payable from the incentive pool based upon an enterprise-wide risk assessment. This risk assessment consists of a review of the compliance, credit, interest rate, liquidity, technology operational, price, reputational, and strategic risks of the Company. These risks are reviewed from multiple perspectives with a year-over-year trend line comparison playing a significant role in the evaluation. The Management’s Risk Committee prepares the analysis and presents it to the Directors Risk Committee for its review and approval. Following the Directors Risk Committee review and approval, the risk analysis is reviewed by the Committee and used to determine whether the bonus pool should be reduced. Because of its ability to reduce bonuses, the Committee believes that the bonus program is designed to reduce incentive for the executive officers to cause the Company to take undue risk. For fiscal year 2013, the Committee reviewed the enterprise-wide risk assessment and the year-over-year trend line comparison and determined that no significant negative change in the Company’s risk profile occurred during the year. As such, the Committee did not reduce the bonus payments to be made to the named executive officers from the incentive pool for fiscal year 2013.

The adjusted net income for fiscal year 2013 was $53.8 million, which resulted in an incentive pool of $3,514,000 for fiscal year 2013. The following table provides a detailed reconciliation from reported to adjusted net income for the fiscal year 2013:

	For fiscal year ended September 30, 2013
	(dollars in thousands)
Description	Income Before Income Taxes	Income Taxes	Net Income
Amounts reported in the audited financial statements	$82,361	$26,402	$55,959
The carryover impact during the fiscal year ended September 30, 2013 of the net adjustment related to the change in the accounting for performing loans in which all borrower’s obligations have been discharged through bankruptcy proceedings, which was adopted in the fourth fiscal quarter of the Company’s fiscal year ended September 30, 2012, as required by interpretive guidance provided in the OCC’s July 2012 Bank Accounting Advisory Series release.	($3,347)	($1,171)	($2,176)

Adjusted amounts used to compute incentive pool	$79,014	$25,231	$53,783

In assessing the performance of executive officers other than Mr. Stefanski, the Committee requested and received advisory input from Mr. Stefanski.

The total dollar amount of bonuses approved for the named executive officers for fiscal year 2013 was as follows:

Named Executive Officer	Bonus
Marc A. Stefanski	$1,742,944
Meredith S. Weil	$544,670
David S. Huffman	$484,932
Ralph M. Betters	$449,792
Terence C. Paulett	$291,662

In fiscal year 2013, prior to his designation as a named executive officer, Mr. Paulett was also awarded a discretionary bonus of $151,000 in the aggregate in the Company’s semi-annual review process, in accordance with the bonus plan applicable to all associates other than the named executive officers.

Long-Term Incentives.  In fiscal year 2013, the Committee, with advice from the Compensation Consultant, awarded equity grants to each named executive officer under the TFS Financial Corporation 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”). The objectives of equity grants under the 2008 Equity Incentive Plan are to:

•	Link executive compensation and our long-term stock price performance;

•	Better align our executives’ interests with our stockholders’ interests; and

•	Provide opportunity for long-term compensation that is competitive with the companies in the comparators group and sufficient to attract and retain executive talent to manage our business effectively.

In determining the equity grants for the named executive officers, the Committee considers the Company’s financial performance, industry conditions and the compensation required to attract and retain superior executives. In addition, when determining equity participation and award size for long-term incentive awards to named executive officers, the Committee considers the competitive pay analyses of the comparator group, each executive’s role within the Company, the cost and share usage associated with the proposed grants and grants made in prior fiscal years. In particular, the value of prior year awards plays a significant role in determining the value of long-term incentive awards to the executive team in the current year. In general, the Committee’s intent is to provide an annual long-term incentive opportunity that is consistent with the prior year’s opportunity unless there has been a material change in the Company’s financial performance or the executive’s role in the organization, or the competitive market has undergone a material change.

The Committee’s view is that the long-term incentive program should be predominantly performance-oriented. As such, the Committee has opted to provide approximately two-thirds of the grant value in the form of stock options and one-third of the grant value in the form of restricted stock units.

Stock Options.  Stock options link compensation to stock price appreciation and support our growth objectives. In order to support retention and reward executives for stock performance over a longer horizon, options generally vest 33 1/3% annually over a three year period starting on the first anniversary of their grant, and remain exercisable until the tenth anniversary of their grant.

Restricted Stock Units.  Restricted stock unit awards are designed to support executive retention and increase share ownership, which aligns the recipient’s interests with our stockholders’ interests. Restricted stock units are generally granted with dividend equivalents that pay cash to the holder at the same time and to the same extent stockholders receive any dividends. Restricted stock units vest 33 1/3% annually over a three year period starting on the first anniversary of their grant. Grants made in fiscal year 2012 and subsequent years will be distributed to grantees upon their vesting.

After consideration of the elements described above, on December 28, 2012, the Committee granted annual equity awards to the named executive officers for fiscal year 2013 that were consistent in size (as measured by their grant date fair value) and mix between options and restricted stock units, with the most recent award in fiscal year 2012. On December 28, 2012, the Committee also granted Mr. Stefanski 31,813 restricted stock units in addition to his annual equity award. The Committee made the additional grant to Mr. Stefanski in recognition of his leadership through the financial crisis. The terms of Mr. Stefanski’s additional restricted stock unit grant are consistent with the terms of the other equity grants made to the named executive officers on December 28, 2012.

The Committee made the following grants to the named executive officers on December 28, 2012:

Named Executive Officer	Number of Stock Options	Stock Option Exercise Price	Number of Restricted Stock Units
Marc A. Stefanski	416,700	$9.43	93,300
David S. Huffman	41,700	$9.43	5,800
Meredith S. Weil	41,700	$9.43	5,800
Ralph M. Betters	41,700	$9.43	5,800
Terence C. Paulett	41,700	$9.43	5,800

Additional information with respect to the grants to each named executive officer is included in the “Grants of Plan-Based Awards for Fiscal Year 2013” table on page 26.

Stock Option Granting Practices.  The exercise price for stock options granted to named executive officers in 2013 was equal to the fair market value of a share of our common stock on the date of grant, which was the closing price of our common stock on NASDAQ on the date of the Compensation Committee meeting at which a particular award was approved.

Retirement Benefits.  The primary retirement benefits for each of the Company’s executive officers, including the named executive officers, are the 401(k) Plan, the ASOP and the Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”). The Committee

believes that these retirement plans provide financial security that promotes retention. Additional information with respect to the Company’s contributions on behalf of the named executive officers under these retirement plans is included in the “Summary Compensation Table” on page 24.

401(k) Plan.  Third Federal Savings and Loan maintains a 401(k) Plan, which enables associates, including each of the named executive officers, to defer up to 75% of their compensation. In addition to each associate’s contributions to the 401(k) Plan, the 401(k) Plan provides for the following contributions by Third Federal Savings and Loan on behalf of each eligible associate: (i) a matching contribution of to up to 4% of each associate’s contribution to the 401(k) Plan (the “Tier I Contribution”); (ii) a discretionary profit-sharing contribution (the “Tier II Contribution”); and (iii) a discretionary contribution determined by the Board (the “Tier III Contribution”). The Tier III Contribution is made in place of accruing service credit benefits under the Third Federal Savings and Loan Retirement Plan, which was amended on December 31, 2011 to freeze future benefit accruals. In fiscal year 2013, Third Federal Savings and Loan made on behalf of each eligible associate a matching Tier I Contribution and a Tier III Contribution equal to 2.5% of the eligible associate’s base salary. Third Federal Savings and Loan did not make a Tier II Contribution to the 401(k) Plan in fiscal year 2013.

Benefit Equalization Plan.  Third Federal Savings and Loan maintains the Benefit Equalization Plan for the purpose of providing benefits to certain executive officers, including each of the named executive officers, that would have been payable under the 401(k) Plan but for the limitations under Sections 401(a)(17), 402(g) and 415 of the Code. The named executive officers are the only participants in the Benefit Equalization Plan. Under this plan, a participant may elect to defer up to 15% of his or her compensation, reduced by the maximum amount of compensation that the participant may defer for the current plan year under the terms of the 401(k) Plan. A participant under the plan is eligible to receive a matching contribution with respect to his or her elective deferrals and a profit-sharing contribution in an amount equal the amount to which he or she would have received under the 401(k) Plan but for the compensation limits, reduced by the profit-sharing contribution allocated to the participant under the 401(k) Plan for such year. A participant is always 100% vested in his or her account under the plan. A participant may elect to receive his or her distribution of benefits in a lump sum or in 10 annual installments.

The Board of Directors may offer investment options among which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If the Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited at the end of each calendar quarter with earnings at the rate of 10-year Treasury bonds (determined for each calendar year by using the rate on January 1 of that year). The Benefit Equalization Plan, which operates on a calendar year basis, credited a rate of 1.78% for the calendar year ended December 31, 2013.

The participant’s account balance will be distributed to the participant (or the participant’s beneficiary), in the form elected by the participant, following the participant’s death, disability, normal retirement or other separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. At the request of a participant who has an unforeseeable emergency, the Board of Directors may, in its discretion, distribute all or a portion of the participant’s account. Third Federal Savings and Loan may establish rabbi trusts to provide a source of payment of obligations under the plan, although it has not elected to do so.

Additional information with respect to each named executive officer’s participation in the Benefit Equalization Plan is included under “Non-Qualified Deferred Compensation” on page 30.

Other Benefits.  Third Federal Savings and Loan sponsors medical and dental insurance plans for its associates, as well as short-term and long-term disability plans and life, accidental death and dismemberment insurance policies. The named executive officers participate in these plans. In addition, Third Federal Savings and Loan provides the following benefits:

Executive Life Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Life Insurance Bonus Program for Messrs. Stefanski and Betters, under which the executives have acquired insurance policies on their lives and have transferred the policies to life insurance trusts. Third Federal Savings and Loan pays an amount to the executives annually sufficient to pay the premiums on the policies. The death benefits under the insurance policies are $6.0 million for Mr. Stefanski and $1.5 million for Mr. Betters.

Executive Disability Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Disability Insurance Bonus Program for Messrs. Stefanski and Betters, under which the executives have acquired individual disability policies and Third Federal Savings and Loan pays an amount to the executives annually sufficient to pay the premiums on the policies.

Financial, Retirement and Estate Planning Program.  Third Federal Savings and Loan sponsors the Financial, Retirement and Estate Planning Program for certain of its executive officers, including the named executive officers, and one additional associate director. Individuals designated by the Board of Directors are eligible to participate in the program during the year in which they are designated and during the two succeeding years. For the year ended September 30, 2013, each of the named executive officers and director Bernard Kobak, who is also a part-time associate, were designated by the Board of Directors to participate in the program, and Messrs. Stefanski, Betters and Kobak participated. Under the program, a participant (or in certain circumstances, his or her surviving spouse) may consult with a financial planning adviser, investment adviser or legal adviser, each of whom may perform such services as are reasonably required, and Third Federal Savings and Loan will pay the fees for those services, up to $40,000 in each calendar year. The amount of fees paid by Third Federal Savings and Loan is included under “All Other Compensation” in the “Summary Compensation Table” on page 24.

Personal Health Management Program.  Third Federal Savings and Loan also has implemented a personal health management program for the named executive officers that offers participants the opportunity to have annual medical examinations and health risk appraisals on a regular basis. The amount of fees paid by Third Federal Savings and Loan is included under “All Other Compensation” in the “Summary Compensation Table” on page 24.

Company Car Program.  Third Federal Savings and Loan sponsors a company car program under which members of executive management designated by the Chief Executive Officer are provided a new company car and other staff members designated by the Chief Executive Officer receive an assigned company car or have the opportunity to use a company vehicle or receive a gasoline credit card. Messrs. Stefanski and Kobak, along with one associate who is not a named executive officer, have been provided with a company car under the program. The company car program also covers the costs of maintenance and operation of company cars and insurance coverage. The value of the benefits provided under this program is included under “All Other Compensation” in the “Summary Compensation Table” on page 24.

Supplemental Executive Split Dollar Life Insurance.  Third Federal Savings and Loan maintains supplemental life insurance coverage for the named executive officers through an endorsement split dollar life insurance program. Third Federal Savings and Loan owns each of the policies and endorses a portion of the death benefit to the beneficiaries designated by the executive. These arrangements do not provide a death benefit postretirement. Supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation of the executives, as follows: $4.7 million for Mr. Stefanski; and $2.0 million for each of Messrs. Betters and Huffman. No other executives currently participate in the endorsement split dollar program. The amount of insurance premiums paid with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 24.

Retirement Plan.  On December 31, 2002, Third Federal Savings and Loan closed the Third Federal Savings Retirement Plan (the “Retirement Plan”), a defined benefit retirement plan in which each of the named executive officers participated. On December 31, 2011, the plan was amended to freeze future benefit accruals. Beginning on January 1, 2012, associates no longer accrued service credit benefits under the Retirement Plan and were eligible to receive, at the Board’s discretion, additional Company contributions under the 401(k) Plan. Upon retirement, a participant will receive a monthly payment based upon the participant’s average annual compensation and years of credited service over the longer of the participant’s lifetime or ten years from retirement, and, in the event of the participant’s death before ten years from retirement, payment to the participant’s beneficiary for the remainder of the ten-year term. Additional information with respect to each named executive officer’s participation in the Retirement Plan is included under “Pension Benefits” on page 29.

Executive Retirement Benefit Plan.  Prior to October 1, 2008, the Company credited amounts to accounts of participants in the Third Federal Savings and Loan Association MHC and Subsidiaries Executive Retirement Benefit Plan (the “Executive Retirement Benefit Plan”) at the end of each quarter. Effective October 1, 2008, the Company stopped making quarterly contributions to accounts under the Executive Retirement Benefit Plan. Account balances under the Executive Retirement Benefit Plan continue to be deferred. The Board of Directors may offer investment options among which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If the Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account at the end of each calendar quarter will be credited with earnings at the rate of 10-year Treasury bonds (determined for each calendar year by using the rate on January 1 of that year). The Executive Retirement Benefit Plan, which operates on a calendar year basis, credited a rate of 1.78 % for the calendar year ended December 31, 2013.

Each of the named executive officers is vested in his or her account. The participant’s account balance will be distributed to the participant (or the participant’s beneficiary) in the form elected by the participant following separation from service because of death, disability, normal retirement or separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum distribution. Third Federal Savings and Loan may, in its discretion, establish rabbi trusts to provide a source of payment of obligations under the plan, although it has not elected to do so.

Additional information with respect to each named executive officer’s participation in the Executive Retirement Benefit Plan is included under “Non-Qualified Deferred Compensation” on page 30.

Employment Agreements and Severance Policy

The Company is not party to an employment agreement or severance agreement with any of the named executive officers. The Company has a policy to review severance for its associates, including the named executive officers, on a case-by-case basis. However, the 2008 Equity Incentive Plan provides for acceleration of vesting of awards upon the occurrence of certain terminations or a change in control. See “Potential Payments upon Termination or Change in Control” on page 31.

Deductibility of Compensation

The Committee considers Section 162(m) of the Code, which provides certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company’s named executive officers, in determining compensation of the named executive officers. It is the Committee’s intent to maximize deductibility of executive compensation while retaining the discretion needed to compensate executive officers in a manner commensurate with performance and retention. The Company believes that all compensation paid to named executive officers other than Mr. Stefanski during fiscal year 2013 was fully deductible. A portion of Mr. Stefanski’s salary, insurance-related bonus and restricted stock units distributed to Mr. Stefanski during fiscal year 2013 as well as amounts paid by the Company for life insurance, financial planning and other perquisites were not deductible. The Company expects that a portion of Mr. Stefanski’s compensation for fiscal year 2014 will not be deductible.

Stock Ownership Guidelines

While many of the Company’s executive officers, including the named executive officers, invested a significant amount of money in the Company’s shares during its initial public offering and have acquired shares on the open market, through the 401(k) Plan and through awards made under the 2008 Equity Incentive Plan since the public offering, the Company does not have specific guidelines regarding stock ownership for its executive officers. The Committee believes that shares acquired by the executive officers and outstanding stock option and restricted stock unit awards currently align the interests of our executive officers appropriately with the interests of our stockholders.

Summary Compensation Table

The following table summarizes the compensation earned during fiscal years 2013, 2012 and 2011 by the Chief Executive Officer, the Chief Financial Officer and each of the Company’s other three highest-paid executive officers as of September 30, 2013. Additional information concerning compensation is included under “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Marc A. Stefanski,	2013	1,080,000	—	879,819	1,000,080	1,742,944	43,230	130,224	4,969,489
President and Chief Executive Officer	2012	1,080,000	—	475,272	999,990	610,276	189,852	133,290	3,488,680
	2011	1,080,000	—	—	—	574,668	127,693	100,083	1,882,444

David S. Huffman,	2013	400,000	—	54,694	100,080	484,932	15,855	37,965	1,158,551
Chief Financial Officer and Secretary	2012	388,828	—	47,355	99,999	180,768	134,605	28,714	880,269
	2011	358,507	—	—	—	152,744	81,521	23,833	616,605

Meredith S. Weil,	2013	450,000	—	54,694	100,080	544,670	4,988	24,891	1,285,796
Chief Operating Officer	2012	360,384	250,000	47,355	99,999	—	101,138	13,901	872,777

Ralph M. Betters,	2013	372,265	—	54,694	100,080	449,792	16,597	66,094	1,134,153
Chief Information Officer	2012	372,265	—	47,355	99,999	168,250	144,725	55,468	888,062
	2011	372,265	—	—	—	159,004	83,828	48,479	663,576

Terence C. Paulett,	2013	218,384	151,000	54,694	100,080	291,662	5,606	21,421	842,838
Chief Risk Officer	2012	213,000	91,000	—	—	—	23,224	13,979	341,203
	2011	160,871	20,000	172,200	108,400	—	68,073	11,341	540,885

(1) The amounts reported include amounts deferred under the 401(k) Plan and the Benefits Equalization Plan by Ms. Weil and Messrs. Stefanski, Huffman, Betters and Paulett of $21,146, $23,000, $36,030, $34,420 and $23,000, respectively, for the fiscal year ended September 30, 2013, by Ms. Weil and Messrs. Stefanski, Huffman, Betters and Paulett of $17,000, $22,500, $34,163, $33,750 and $20,705, respectively, for the fiscal year ended September 30, 2012, and by Messrs. Stefanski, Huffman, Betters and Paulett of $22,000, $27,091, $27,663 and $19,932, respectively, for the fiscal year ended September 30, 2011.

(2) The amounts reported in this column represent discretionary bonuses paid to Ms. Weil for the fiscal year ended September 30, 2012 and Mr. Paulett for the fiscal years ended September 30, 2013, 2012 and 2011. Additional information with respect to these bonuses is included under “Compensation Discussion and Analysis.”

(3) The amounts reported in this column reflect the dollar amount recognized for financial statement purposes for the fiscal years ended September 30, 2013, September 30, 2012 and September 30, 2011, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013, filed with the SEC on November 27, 2013.

(4) The amounts reported in this column reflect the aggregate grant date fair value of awards pursuant to the 2008 Equity Incentive Plan for the fiscal years ended September 30, 2013, September 30, 2012 and September 30, 2011, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013, filed with the SEC on November 27, 2013.

(5) Annual performance-based bonuses paid in fiscal year 2013 and 2012 if performance objectives were satisfied. Semi-annual performance-based bonuses paid in fiscal year 2011 if performance objectives were satisfied. Additional information with respect to these bonuses is included under “Compensation Discussion and Analysis” and “Grants of Plan-Based Awards for Fiscal Year 2013.”

(6) The amounts reported include the aggregate change in the actuarial present value of the named executive officer’s benefit under the Retirement Plan during the fiscal years ended September 30, 2012 and September 30, 2011, respectively, and the non-qualified deferred compensation earnings for the fiscal years ended September 30, 2013, September 30, 2012 and September 30, 2011, respectively, under the named executive officer’s Executive Retirement Benefit Plan and Benefit Equalization Plan.

(7) The following table lists the various components of compensation paid to the named executive officers and comprising “All Other Compensation” in the Summary Compensation Table above:

All Other Compensation

Name	Year	401(k) Plan Company Contributions ($)(1)	ASOP Company Contributions ($)	Benefit Equalization Plan Company Contribution ($)	Supplemental Executive Split Dollar Life Insurance ($)	Executive Life Insurance Bonus Program ($)	Executive Disability Insurance Bonus Program ($)	Perquisites and Other Personal Benefits ($)(2)	Total All Other Compensation ($)
Marc A. Stefanski	2013	17,065	4,356	—	6,346	39,000	2,041	61,416	130,224
	2012	9,800	4,179	—	5,888	39,000	2,041	72,382	133,290
	2011	9,800	4,141	—	5,079	39,000	2,041	40,022	100,083

David S. Huffman	2013	17,157	4,356	13,030	3,422	—	—	—	37,965
	2012	9,782	4,179	11,663	3,090	—	—	—	28,714
	2011	9,468	4,141	7,170	2,604	—	—	—	23,383

Meredith S. Weil	2013	16,889	4,356	3,646	—	—	—	—	24,891
	2012	9,722	4,179	—	—	—	—	—	13,901

Ralph M. Betters	2013	16,373	4,356	11,420	3,731	19,700	2,514	8,000	66,094
	2012	9,736	4,179	11,250	3,422	19,700	2,514	4,667	55,468
	2011	9,628	4,141	7,445	2,806	19,700	2,514	2,245	48,479

Terence C. Paulett	2013	17,065	4,356	—	—	—	—	—	21,421
	2012	9,800	4,179	—	—	—	—	—	13,979
	2011	7,200	4,141	—	—	—	—	—	11,341

(1) Beginning on January 1, 2012, associates were eligible to receive, at the Board of Directors’ discretion, Company contributions under the 401(k) Plan and no longer accrued benefits under the Retirement Plan. The amounts in this column represent the Tier I Contributions and the Tier III Contributions made by the Company to the 401(k) Plan during fiscal year 2013.

(2) The following table lists certain perquisites and other personal benefits paid to the named executive officers and comprising “Perquisites and Other Personal Benefits” in the “All Other Compensation” table above:

Name	Year	Financial Retirement Estate Planning ($)(1)	Executive Physical Program ($)	Personal Use of Company Car ($)	Home Security ($)	Membership Fees ($)	Total Perquisites and Other Personal Benefits ($)
Marc A. Stefanski	2013	28,071	—	3,520	23,117	6,707	61,416
	2012	25,000	—	3,812	37,278	6,292	72,382
	2011	25,645	—	4,666	3,420	6,290	40,022

Ralph M. Betters	2013	8,000	—	—	—	—	8,000
	2012	4,667	—	—	—	—	4,667
	2011	—	2,245	—	—	—	2,245

(1) Reflects payments made during the respective fiscal year. The plan operates on a calendar year basis.

The following table summarizes plan-based awards granted during fiscal year 2013:

Grants of Plan-Based Awards for Fiscal Year 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc A. Stefanski	9/30/2013	—	—	3,000,000	—	—	—	—	—	—	—
	12/28/2012	—	—	—	—	—	—	93,300	—	—	$879,819
	12/28/2012	—	—	—	—	—	—	—	416,700	$9.43	$1,000,080

David S. Huffman	9/30/2013	—	—	3,000,000	—	—	—	—	—	—	—
	12/28/2012	—	—	—	—	—	—	5,800	—	—	$54,694
	12/28/2012	—	—	—	—	—	—	—	41,700	$9.43	$100,080

Meredith S. Weil	9/30/2013	—	—	3,000,000	—	—	—	—	—	—	—
	12/28/2012	—	—	—	—	—	—	5,800	—	—	$54,694
	12/28/2012	—	—	—	—	—	—	—	41,700	$9.43	$100,080

Ralph M. Betters	9/30/2013	—	—	3,000,000	—	—	—	—	—	—	—
	12/28/2012	—	—	—	—	—	—	5,800	—	—	$54,694
	12/28/2012	—	—	—	—	—	—	—	41,700	$9.43	$100,080

Terence C. Paulett	9/30/2013	—	—	3,000,000	—	—	—	—	—	—	—
	12/28/2012	—	—	—	—	—	—	5,800	—	—	$54,694
	12/28/2012	—	—	—	—	—	—	—	41,700	$9.43	$100,080

(1) Amounts reflect award opportunities the Company granted under its annual performance-based cash bonus program for 2013 based on the adjusted net income of the Company during the specified period. The amount of the bonus earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See the “Annual Performance-based Cash Bonuses for Named Executive Officers” section on page 15 for additional information on these awards.

(2) See page 20 for additional information on these awards.

(3) See page 20 for additional information on these awards.

(4) Based on the closing price for a share of the Company’s common stock on December 28, 2012, the date of grant.

(5) Calculated (a) for option awards, by multiplying the number of options granted by $2.40, the value of an option on the date of grant calculated in accordance with the Black-Scholes option-pricing model, and (b) for stock awards, by multiplying the number of shares of stock underlying the awards by $9.43, the closing price for a share of the Company’s common stock on the date of grant.

The following table summarizes outstanding option awards and stock awards as of the end of fiscal year 2013:

Outstanding Equity Awards at Fiscal 2013 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (#)
Marc A. Stefanski	1,265,350	1,265,350	—	11.74	8/10/2018	491,260	5,880,382	—	—
	299,600	—	—	11.96	5/11/2019	—	—	—	—
	315,500	—	—	14.00	5/14/2020	8,925	106,832	—	—
	123,000	246,000	—	8.61	12/15/2021	36,800	440,496	—	—
	—	416,700	—	9.43	12/15/2022	93,300	1,116,801	—	—

David S. Huffman	63,250	63,250	—	11.74	8/10/2018	24,570	294,103	—	—
	37,500	—	—	11.96	5/11/2019	—	—	—	—
	31,500	—	—	14.00	5/14/2020	900	10,773	—	—
	12,300	24,600	—	8.61	12/15/2021	3,667	43,894	—	—
	—	41,700	—	9.43	12/15/2022	5,800	69,426	—	—

Meredith S. Weil	50,000	—	—	11.74	8/10/2018	—	—	—	—
	31,500	—	—	14.00	5/14/2020	900	10,773	—	—
	12,300	24,600	—	8.61	12/15/2021	3,667	43,894	—	—
	—	41,700	—	9.43	12/15/2022	5,800	69,426	—	—

Ralph M. Betters	63,250	63,250	—	11.74	8/10/2018	24,570	294,103	—	—
	37,500	—	—	11.96	5/11/2019	—	—	—	—
	31,500	—	—	14.00	5/14/2020	900	10,773	—	—
	12,300	24,600	—	8.61	12/15/2021	3,667	43,894	—	—
	—	41,700	—	9.43	12/15/2022	5,800	69,426	—	—

Terence C. Paulett	50,000	—	—	11.74	8/10/2018	—	—	—	—
	—	40,000	—	8.61	12/15/2021	20,000	239,400	—	—
	—	41,700	—	9.43	12/15/2022	5,800	69,426	—	—

(1) The following table sets forth the vesting schedule for unexercisable stock options:

Date	Stefanski	Huffman	Weil	Betters	Paulett
12/15/2013	123,000	12,300	12,300	12,300	—
12/15/2013	138,900	13,900	13,900	13,900	13,900
8/11/2014	632,675	31,625	—	31,625	—
12/15/2014	123,000	12,300	12,300	12,300	40,000
12/15/2014	138,900	13,900	13,900	13,900	13,900
8/11/2015	632,675	31,625	—	31,625	—
12/15/2016	138,900	13,900	13,900	13,900	13,900

(2) The following table sets forth the vesting schedule for restricted stock units not yet vested:

Date	Stefanski	Huffman	Weil	Betters	Paulett
12/15/2013	18,400	1,833	1,833	1,833	—
12/15/2013	31,100	1,933	1,933	1,933	1,933
5/14/2014	8,925	900	900	900	—
8/11/2014	70,180	3,510	—	3,510	—
12/15/2014	18,400	1,834	1,834	1,834	20,000
12/15/2014	31,100	1,933	1,933	1,933	1,933
8/11/2015	70,180	3,510	—	3,510	—
12/15/2015	31,100	1,933	1,933	1,933	1,933
8/11/2016	70,180	3,510	—	3,510	—
8/11/2017	70,180	3,510	—	3,510	—
8/11/2018	210,540	10,530	—	10,530	—

(3) Based on the closing price for a share of the Company’s common stock as of September 30, 2013, of $11.97 per share.

Option Exercises and Stock Vested for Fiscal 2013

The following table shows the exercise of Company stock options and vesting of Company restricted stock units for each named executive officer in fiscal year 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting($)
Marc A. Stefanski	—	—	18,400	$158,056	(1)
			8,350	$91,349	(2)
			900	$9,846	(3)
			70,180	$825,317	(4)
David S. Huffman	—	—	1,833	$15,745	(1)
			1,050	$11,487	(2)
			900	$9,846	(3)
			3,510	$41,278	(4)
Meredith S. Weil	—	—	1,833	$15,745	(1)
			900	$9,846	(2)
Ralph M. Betters	—	—	1,833	$15,745	(1)
			1,050	$11,487	(2)
			900	$9,846	(3)
			3,510	$41,278	(4)
Terence C. Paulett	—	—	—	—

(1) Based on the closing price for a share of the Company’s common stock as of the vesting date, December 15, 2012, of $8.59 per share.

(2) Based on the closing price for a share of the Company’s common stock as of the vesting date, May 11, 2013, of $10.94 per share.

(3) Based on the closing price for a share of the Company’s common stock as of the vesting date, May 14, 2013, of $10.94 per share.

(4) Based on the closing price for a share of the Company’s common stock as of the vesting date, August 11, 2013, of $11.76 per share.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, under the Retirement Plan, determined using the interest rate and mortality rate assumptions used in the Company’s financial statements, as of September 30, 2013:

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Frozen Benefit as of September 30, 2013 ($)(1)	Payments During Last Fiscal Year ($)
Marc A. Stefanski	Third Federal Savings Retirement Plan	29.667	1,409,203	—

David S. Huffman	Third Federal Savings Retirement Plan	18.917	964,796	—

Meredith S. Weil	Third Federal Savings Retirement Plan	13.000	613,222	—

Ralph M. Betters	Third Federal Savings Retirement Plan	20.333	1,119,738	—

Terence C. Paulett	Third Federal Savings Retirement Plan	17.750	690,987	—

(1) The Retirement Plan was closed December 31, 2002. The amounts in this column represent the present value of the benefits, which were frozen on December 31, 2011. Upon normal retirement at age 65, a participant will generally be entitled to a monthly benefit equal to 2% of one-twelfth of the participant’s average annual compensation during the participant’s years of benefit service before the Retirement Plan was frozen multiplied by the participant’s years of benefit service credited before the Retirement Plan was frozen. If a participant continues working after reaching age 65, the participant will be eligible to receive his or her monthly normal retirement benefit for any month in which the participant works less than 40 hours. On retirement after age 65, the benefit will be the greater of the normal retirement benefit determined at retirement or the normal retirement benefit determined at age 65, increased by 0.8% for each month of deferral after reaching normal retirement age.

For a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit, please see footnote 13 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed on November 27, 2013. Additional information concerning this plan is provided under “Compensation Discussion and Analysis.”

Non-Qualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during fiscal year 2013 made by each named executive officer under such named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan, which are not tax-qualified. Additional information concerning these plans is provided under “Compensation Discussion and Analysis”:

Non-Qualified Deferred Compensation

		Executive Contributions in Fiscal Year 2013	Company Contributions in Fiscal Year 2013	Aggregate Earnings in Fiscal Year 2013	Aggregate Withdrawals / Distributions	Aggregate Balance as of September 30, 2013
Name	Plan Name	($)	($)(1)(2)	($)(2)	($)	($)
Marc A. Stefanski	Executive Retirement Benefit Plan	—	—	10,628	—	594,664
	Benefit Equalization Plan	—	—	18,883	—	1,056,536
	Total	—	—	29,511	—	1,651,200

David S. Huffman	Executive Retirement Benefit Plan	—	—	2,449	—	137,060
	Benefit Equalization Plan	13,030	13,030	4,576	—	264,434
	Total	13,030	13,030	7,025	—	401,494

Meredith S. Weil	Executive Retirement Benefit Plan	—	—	—	—	0
	Benefit Equalization Plan	3,646	3,646	13	—	7,305
	Total	3,646	3,646	13	—	7,305

Ralph M. Betters	Executive Retirement Benefit Plan	—	—	2,559	—	143,191
	Benefit Equalization Plan	11,420	11,420	4,952	—	283,581
	Total	11,420	11,420	7,511	—	426,772

Terence C. Paulett	Executive Retirement Benefit Plan	—	—	—	—	—
	Benefit Equalization Plan	—	—	—	—	—
	Total	—	—	—	—	—

(1) The Executive Retirement Benefit Plan was closed to additional contributions as of October 1, 2008.

(2) All amounts reflected in the “Company Contributions in Fiscal Year 2013” and the “Aggregate Earnings in Fiscal Year 2013” columns are reported as compensation in the “Summary Compensation Table” on page 24.

Potential Payments Upon Termination or Change in Control

The award agreements for stock options and restricted stock units granted under the 2008 Equity Incentive Plan provide for immediate vesting in full of those awards upon (a) termination of the named executive officer’s employment as a result of death, disability (as defined by the U.S. Social Security Administration) or retirement or (b) a change in control of the Company. For termination-based vesting purposes, any unvested portion of an award is forfeited if the named executive officer’s employment is terminated other than as a result of death, disability or retirement. The following table sets forth the value of payments that would be made assuming a hypothetical termination or change in control occurring on September 30, 2013:

Named Executive Officer	Death ($)(1)	Disability ($)(1)	Change in Control ($)(1)	Other Termination ($)(1)(2)
Marc A. Stefanski

Stock Options	$707,306	$707,306	$707,306	$707,306

Restricted Stock Units(3)	10,744,427	10,744,427	10,744,427	10,744,427

Meredith S. Weil

Stock Options	$52,828	$52,828	$52,828	$52,828

Restricted Stock Units(3)	156,412	156,412	156,412	156,412

Terence C. Paulett

Stock Options	$11,500	$11,500	$11,500	$11,500

Restricted Stock Units(3)	308,826	308,826	308,826	308,826

All Other Named Executive Officers

Stock Options	$56,250	$56,250	$56,250	$56,250

Restricted Stock Units(3)	626,833	626,833	626,833	626,833

(1) This column includes amounts that would be paid to the named executive officers for currently vested but unpaid awards.

(2) Mr. Betters became eligible to retire on August 21, 2013. No other named executive officers were eligible to retire on September 30, 2013 under the terms of the award agreements pursuant to which the stock options and restricted stock units were granted.

(3) Based on the closing price for a share of Company common stock on September 30, 2013 of $11.97.

Under the 2008 Equity Incentive Plan, a change in control occurs upon any of the following: (a) any person (other than Third Federal Savings and Loan Association of Cleveland, MHC and certain other parties) becomes the beneficial owner of at least 25% of our common stock; (b) our incumbent directors (as defined below) cease to constitute a majority of the board of directors; (c) a merger or similar transaction involving the Company (other than (i) a merger or similar transaction that results in our common stock continuing to represent at least 50% of the voting power of the entity surviving the transaction, or (ii) a second-step conversion of Third Federal Savings and Loan Association of Cleveland, MHC) is consummated; (d) the Company’s stockholders approve a plan of complete liquidation of the Company; (e) a sale, liquidation or other disposition of all or substantially all of the Company’s assets is consummated; (f) a party makes a successful tender offer for at least 25% of the shares of our common stock; or (g) a potential change in control occurs and a majority of the Board of Directors and two-thirds of the incumbent directors determine that such event constitutes a change in control. Under the 2008 Equity Incentive Plan, the incumbent directors are defined as directors serving on the Board of Directors as of May 29, 2008 and any successor directors approved (a) by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors, or (b) by a nominating committee the members of which were approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

A potential change in control occurs upon any of the following: (a) a public announcement by any person of an intention to take actions which, if consummated, would constitute a change in control; (b) one or more transactions result in a change in control within the meaning of the Home Owners’ Loan Act, as amended; or (c) a proxy statement soliciting proxies from the Company’s stockholders is filed seeking stockholder approval of a plan of reorganization, merger, consolidation or similar transaction involving the Company and another entity, but only if such transaction has not been approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

Under the award agreements granted under the 2008 Equity Incentive Plan, a named executive officer can retire after any of the following occurs: (a) he or she reaches age 65; or (b) he or she reaches age 62 and has completed 15 years of continuous service as an employee.

The named executive officers also would receive, upon any termination of employment, benefits under the Retirement Plan, the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Pension Benefits” and “Non-Qualified Deferred Compensation.” Upon a change in control, the named executive officers would receive payments under the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Non-Qualified Deferred Compensation.”

DIRECTOR COMPENSATION

For fiscal year 2013, directors of the Company were paid an annual retainer of $25,000, in monthly installments. Directors of Third Federal Savings and Loan were paid an annual retainer of $25,000, also in monthly installments. Members of the Audit Committee, Compensation Committee and Directors Risk Committee were paid $1,000 per committee meeting attended, and committee chairs were paid an additional $10,000 annually in quarterly installments. All of our directors are also directors of Third Federal Savings and Loan. Mr. Stefanski does not receive fees for his service as a director.

Each of Messrs. Asher, Cohen, Fiala, Kobak, Mulligan and Stefanik was granted 50,000 restricted stock units on August 11, 2008. Mr. Stefanski III was granted 50,000 restricted stock units on May 14, 2010, and each of Messrs. Heisler and Ozan were granted 50,000 restricted stock units on May 26, 2011, in each case on the grantee’s commencement of service as a director. These restricted stock units vest in equal installments over a five-year period, commencing one year from the date of the grant (August 11, 2009 or, in the case of Mr. Stefanski III, May 14, 2011, and in the cases of Messrs. Heisler and Ozan, May 26, 2012). These restricted stock units are settled in shares of our common stock upon vesting. The vesting of these restricted stock units accelerates (a) upon death, disability, or retirement, or (b) following a change in control (as those terms are defined in the 2008 Equity Incentive Plan or the form of award agreement). For purposes of these awards, retirement is defined as cessation of board service other than for cause after attaining age 72. The restricted stock units, including those that are unvested, are entitled to dividend equivalent rights. Dividend equivalent rights represent the right to receive cash payments on our dividend payment dates equal in value to the amount of any cash dividend paid per share of common stock of the Company, multiplied by the number of shares of stock underlying the restricted stock units.

The following table sets forth the compensation paid to the directors of the Company during fiscal year 2013:

Name	Fees Earned or Paid ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony J. Asher	39,000	0	25,000	64,000

Martin J. Cohen	29,000	0	25,000	54,000

Robert A. Fiala	44,000	0	25,000	69,000

Robert B. Heisler, Jr.	39,000	0	25,000	64,000

Bernard S. Kobak(4)	25,000	0	106,193	131,193

William C. Mulligan	49,000	0	25,000	74,000

Terrence R. Ozan	29,000	0	25,000	54,000

Paul W. Stefanik	30,000	0	25,000	55,000

Ben S. Stefanski III	29,000	0	25,000	54,000

(1) The following table sets forth each director’s annual retainer and committee fees:

Name	Director Since	Annual Retainer ($)	Committee Fees ($)
Anthony J. Asher	2008	25,000	14,000

Martin J. Cohen	2006	25,000	4,000

Robert A. Fiala(5)	2005	25,000	19,000

Robert B. Heisler, Jr.(5)	2011	25,000	14,000

Bernard S. Kobak	1993	25,000	0

William C. Mulligan(5)	2007	25,000	24,000

Terrence R. Ozan	2011	25,000	4,000

Paul W. Stefanik	1993	25,000	5,000

Ben S. Stefanski III	2010	25,000	4,000

(2) The non-employee directors had the following number of restricted stock units outstanding as of September 30, 2013: Mr. Heisler, 30,000; Mr. Ozan, 30,000; and Mr. Stefanski III, 20,000.

(3) For directors other than Mr. Kobak, amounts represent fees paid for service on the board of directors of Third Federal Savings and Loan.

(4) Mr. Kobak also is a part-time associate of the Company and receives compensation for his services as a part-time associate. Of the total All Other Compensation, $25,000 represents fees paid to Mr. Kobak for his services as a director of Third Federal Savings and Loan and $76,202 represents salary paid to Mr. Kobak for his services to the Company, including a car and gas allowance of $2,406, club membership payments of $110 and financial and real estate planning services of $2,475.

(5) Messrs. Fiala, Heisler and Mulligan are the chairpersons of the Compensation Committee, Directors Risk Committee and Audit Committee, respectively.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert A. Fiala (Chairman)

Anthony J. Asher

William C. Mulligan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of shares of our common stock as of December 23, 2013 (unless otherwise noted), by: (a) the named executive officers; (b) the Company’s directors; (c) each other person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all shares of our common stock set forth opposite their respective names.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class
Third Federal Savings and Loan Association of Cleveland, MHC, 7007 Broadway Ave., Cleveland, OH 44105	227,119,132	73.95%
Marc A. Stefanski(3)	2,678,473	*
Anthony J. Asher(4)	65,845	*
Martin J. Cohen(5)	82,100	*
Robert A. Fiala	70,000	*
Robert B. Heisler, Jr.	7,000	*
Bernard S. Kobak(6)	160,000	*
William C. Mulligan	80,000	*
Terrence R. Ozan	20,100	*
Paul W. Stefanik(7)	70,000	*
Ben S. Stefanski III(8)	58,500	*
David S. Huffman(9)	277,013	*
Meredith S. Weil(10)	158,526	*
Ralph M. Betters(11)	265,723	*
Terence C. Paulett(12)	91,979	*
All Executive Officers and Directors as a group (16 persons)(13)	4,235,898	1.38%

 * Less than 1%.

(1) Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.

(2) Shares of common stock reported above do not include 13,501, 889,713, 52,801, 48,601 and 28,067 restricted stock units awarded to Ms. Weil and Messrs. Stefanski, Huffman, Betters and Paulett, respectively. Beginning in fiscal year 2012, restricted stock units granted to executive officers will be distributed free of restriction as they vest, unlike restricted stock units previously granted to our named executive officers, which effectively must be held until retirement.

(3) Includes 48,200 shares held by Mr. Stefanski’s children, 26,000 shares held by Mr. Stefanski’s wife, 28,200 shares held by Mr. Stefanski’s wife as custodian for the couple’s children, 78,416 shares held by Mr. Stefanski under the 401(k) Plan, 115,738 shares held in trust for the benefit of Mr. Stefanski’s sibling for which Mr. Stefanski is trustee, 7,200 shares held by Mr. Stefanski’s sibling in an Individual Retirement Account (“IRA”) for which Mr. Stefanski has a power of attorney, 65,600 shares held in trust for the benefit of Mr. Stefanski, 5,490 shares held in the ASOP and 2,265,350 shares underlying stock options that are exercisable within 60 days of December 23, 2013.

(4) Includes 4,365 shares held by Mr. Asher’s IRA and 61,480 shares held by Mr. Asher’s wife.

(5) Includes 1,000 shares held by Mr. Cohen’s wife.

(6) Includes 25,000 shares held by Mr. Kobak’s IRA, 75,000 shares held in trust for the benefit of Mr. Kobak and 60,000 shares held in a trust for the benefit of the estate of Mr. Kobak’s wife.

(7) These 70,000 shares are held in trust for the benefit of Mr. Stefanik.

(8) Includes 41,000 shares held with shared voting power with Mr. Stefanski’s wife.

(9) Includes 51,855 shares held by Mr. Huffman under the 401(k) Plan, 45,175 shares held in trust for the benefit of Mr. Huffman’s wife, 4,872 shares held in the ASOP and 170,750 shares underlying stock options that are exercisable within 60 days of December 23, 2013.

(10) Includes 9,934 shares held by Ms. Weil under the 401(k) Plan, 4,672 shares held in the ASOP, 5,500 shares held with shared voting power with Ms. Weil’s husband and 120,000 shares underlying options that are exercisable within 60 days of December 23, 2013.

(11) Includes 55,147 shares held by Mr. Betters under the 401(k) Plan, 100 shares held by Mr. Betters as custodian for his child, 30,129 shares held in trust for the benefit of Mr. Betters’s wife, 5,072 shares held in the ASOP and 170,750 shares underlying stock options that are exercisable within 60 days of December 23, 2013.

(12) Includes 5,725 shares held by Mr. Paulett under the 401(k) Plan, 4,872 shares held in the ASOP and 63,900 shares underlying stock options that are exercisable within 60 days of December 23, 2013.

(13) Shares of common stock reported do not include 1,188,383 restricted stock units awarded to the executive officers and directors as a group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are reviewed and discussed by the Board of Directors, whether or not the applicable transaction must be disclosed under federal securities laws, and the Board of Directors may approve or disapprove of the Company entering into the transaction. All related party transactions also are reviewed and approved by the Audit Committee. Any director with a direct or indirect interest in a transaction with the Company is required to abstain from any vote on the transaction.

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but contains a specific exemption from this prohibition for loans made by Third Federal Savings and Loan to our executive officers and directors in compliance with federal banking regulations. The aggregate amount of our outstanding loans to our officers and directors and their related entities as of September 30, 2013 was $914,503. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at September 30, 2013, and were made in compliance with federal banking regulations.

Joseph Cech, who is Mr. Stefanski’s brother-in-law, is employed by the Company as a senior manager in business development. Mr. Cech was paid a salary of $202,366 and a bonus of $67,500 in fiscal year 2013 and is provided benefits commensurate with those provided to similarly situated employees and a car under the company car program. The Audit Committee reviewed for conflict Mr. Cech’s compensation for fiscal year 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock, and such persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended September 30, 2013 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent beneficial owners were met.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation program for named executive officers. While the Board of Directors intends to consider carefully the stockholder vote on the proposal when making future compensation decisions for the Company’s named executive officers, the final vote will not be binding and is advisory in nature.

The Board of Directors believes that the Company’s compensation policies and procedures support a pay-for-performance culture, are aligned with the long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent. A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders. The annual performance-based cash bonus paid to our named executive officers under the Management Incentive Plan is based on the Company’s net income, subject to certain adjustments, a key metric of Company performance and indicator of stockholder return, and provides that no bonus is paid if a threshold level of adjusted net income is not reached. The equity awards link compensation and our long-term performance, as described on page 19, which further aligns our executives’ interests with our stockholders’ interests.

The Board of Directors endorses our executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure set forth under the caption ‘Executive Compensation’ of the proxy statement for the 2014 annual meeting of stockholders of the Company to be held on February 20, 2014.”

The Board of Directors recommends that stockholders vote FOR the proposal to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure set forth under the caption “Executive Compensation” of this proxy statement.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANT

Deloitte & Touche LLP served as the independent accountant to the Company for the fiscal year ended September 30, 2013 and is expected to be retained by the Company’s Audit Committee to do so for the fiscal year ending September 30, 2014, subject to the ratification of the appointment by our stockholders. A representative of Deloitte & Touche LLP is expected to be present at the 2014 annual meeting of stockholders, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant is required under the Company’s bylaws. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2014.

Fees Paid to Deloitte & Touche LLP

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audits of the Company’s annual financial statements for the fiscal years ended September 30, 2013 and 2012 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during each year were $858,087 and $865,457, respectively.

Audit-Related Fees.  The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the fiscal years ended September 30, 2013 and 2012 were $16,812 and $18,680, respectively.

Tax Fees.  For the fiscal years ended September 30, 2013 and 2012, the aggregate fees billed for tax compliance, tax advice and tax planning services rendered by Deloitte & Touche LLP were $10,026 and $0, respectively.

All Other Fees.  For the fiscal years ended September 30, 2013 and 2012, the aggregate fees billed by Deloitte & Touche LLP for products or services other than those reported above were $2,000 for each year.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the accountant’s independence.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2015 annual meeting of stockholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on September 8, 2014. In addition, if a stockholder intends to present a proposal at the Company’s 2015 annual meeting of stockholders without the inclusion of the proposal in the Company’s proxy materials, and written notice of the proposal is not received by the Company on or before November 22, 2014, proxies solicited by the Board of Directors for the 2015 annual meeting of stockholders will confer discretionary authority to vote on the proposal if presented at the meeting. Stockholders should submit proposals to the executive offices of the Company, 7007 Broadway Avenue, Cleveland, Ohio, 44105, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Stockholders may send written communications to the Board of Directors, an individual director or the non-management directors as a group by mailing them to the Board of Directors, an individual director or a group of non-management directors (as applicable), c/o Secretary, TFS Financial Corporation, 7007 Broadway Avenue, Cleveland, Ohio, 44105. The letter should indicate that the author is a stockholder of the Company and, if shares are not held of record, should include appropriate evidence of stock ownership. All communications will be forwarded to the Board of Directors, the individual director or the group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature, is unduly hostile, threatening, illegal or otherwise inappropriate, or if it relates to an improper or irrelevant topic. In certain situations, the Secretary may attempt to handle the inquiry directly or forward the communication for response by another associate of the Company.

Management does not know of any matter that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matter properly comes before the meeting, the persons named in the proxy will vote on that matter in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NASDAQ requirements and the Company’s governing documents.

TFS FINANCIAL CORPORATION ATTN: CORPORATE SECRETARY 7007 BROADWAY AVENUE CLEVELAND, OH 44105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.

Please note that if you are a 401(k) or ASOP participant, your vote must be received by 3:00 A.M., February 15, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time the day before the meeting date. Please note that if you are a 401(k) or ASOP participant, your vote must be received by 3:00 A.M., February 15, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
01 02 03 04	Robert B. Heisler, Jr. William C. Mulligan Terrence R. Ozan Paul W. Stefanik	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.
The Board of Directors recommends you vote FOR proposals 2. and 3.		For	Against	Abstain
2.	To conduct an advisory vote on the compensation of our named executive officers.	☐	☐	☐
3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2014.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

0000189917_1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice of Annual Meeting of Stockholders and Proxy Statement is/are available at www.proxyvote.com.

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TFS FINANCIAL CORPORATION

Annual Meeting of Stockholders

February 20, 2014 9:00 AM

This proxy is solicited by the Board of Directors

REVOCABLE PROXY

The undersigned hereby appoints Marc A. Stefanski and Meredith S. Weil with full power of substitution to vote, as indicated herein, all the shares of common stock of TFS FINANCIAL CORPORATION held of record by the undersigned on December 23, 2013, at the Annual Meeting of Stockholders to be held on February 20, 2014, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

This proxy, when properly executed, will be voted as specified by the stockholder. If no such specifications are made, the proxy will be voted to elect the nominees described in item 1, FOR proposal 2 and FOR proposal 3.

    Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000189917_2   R1.0.0.51160